                                  Exhibit 99.1

            CURTISS-WRIGHT REPORTS 2003 SIX MONTHS FINANCIAL RESULTS

                                      - - -

         Six Month and Second Quarter Sales up 65% & 50%, Respectively; Operating Income up 46% & 16%, Respectively; First Half Net Earnings up 24%

                                      - - -

  Diversification & Acquisition Strategy Continues Company's Profitable Growth

                                      - - -

                    Backlog & New Orders are at Record Levels

Roseland, NJ--July 30, 2003--Curtiss-Wright Corporation (NYSE:CW; CW.B) today announced financial results for the six months and second quarter ended June 30, 2003. The highlights for the periods are as follows:

o Net sales for the first half of 2003 increased 65% to $362,790,000 from $219,564,000 in the first half of 2002.

o Operating income in the first half of 2003 increased 46% to $40,782,000 from $27,992,000 in the same prior year period.

o Net earnings for the first half of 2003 of $24,995,000, or $2.40 per diluted share, were up 24% over first half 2002 net earnings of $20,132,000, or $1.93 per diluted share. However, non-operating income decreased $3,702,000 ($2,295,000 after tax) in the first half of 2003 as compared to the same prior year period, mainly resulting from lower pension income. The lower non-operating income had an adverse impact on earnings per share in 2003 of approximately $0.22 per diluted share.

o Backlog increased 7% to a new record high of $511,501,000 from $478,494,000 at December 31, 2002.

o Net sales increased 50% to $182,857,000 in the second quarter of this year from $121,777,000 in the second quarter of 2002.

o Operating income in the second quarter of 2003 increased 16% to $17,437,000 from $15,078,000 in the same prior year period.

o Net earnings for the second quarter of 2003 were $10,873,000 or $1.04 per diluted share, slightly above the $10,816,000, or $1.03 per diluted share for the same period of 2002. However, non-operating income decreased $1,659,000 ($1,029,000 after tax) in the second quarter of 2003 as compared to the same prior year period, mainly resulting from lower pension income. The lower non-operating income had an adverse impact on earnings per share in the second quarter of approximately $0.10 per diluted share.

o New orders received in the second quarter of 2003 were $185,080,000, up 57% compared to the second quarter of 2002. New orders received in the first half of 2003 were $391,032,000, up 83% compared to the first half of 2002. Approximately 50% of the new orders received in 2003 were military related.

Overall, sales improvements in 2003 for the three and six months ended June 30th as compared to 2002, were due to both acquisitions and increases in some of our base businesses. Higher sales in the second quarter of flow control products to the non-nuclear navy, the nuclear power generation, and European valve markets, higher sales from our domestic ground defense business, and higher shot peening services, all contributed to the growth in base businesses. Sales to the commercial aerospace OEM and overhaul and repair services markets were down for the quarter. Timing issues also impacted the second quarter sales, as some shipments were expedited in the first quarter, which was earlier than planned. Excluding the contributions from the acquisitions consummated in 2002 and 2003, sales of the base businesses increased 1% and 3% for the three and six months ended June 30th, as compared to the prior year periods. In addition, foreign currency translation favorably impacted sales for the second quarter of 2003 by $4,162,000.

For the first half of 2003, sales increased 65% to $362,790,000 from $219,564,000 in last year's comparable six-month period. This increase was primarily due to the acquisitions made during 2002 and 2003, which contributed $134,772,000 in incremental sales during the first six months of 2003. Strong sales from some of our base businesses, specifically higher sales of flow control products, higher sales from our domestic ground defense business and higher shot-peening services all contributed to sales improvement over last year. In addition, foreign currency translation favorably impacted sales by $7,424,000. Operating income of $40,782,000 for the first six months of 2003 was 46% higher than operating income of $27,992,000 for the comparable period last year. The net earnings for the first six months of 2003 of $24,995,000, or $2.40 per diluted share were 24% above net earnings for the comparable period last year of $20,132,000, or $1.93 per diluted share.

Curtiss-Wright's second quarter 2003 performance was highlighted by strong results from our operating segments. Increased business segment operating income in 2003 more than offset the decrease in the Company's non-operating pension income as compared to 2002. Operating income from our business segments increased $2,343,000 for the second quarter of 2003 as compared to last year's comparable period. This increase in operating income equates to improved earnings per diluted share of $0.14 for the second quarter of 2003 as compared to the prior year. The higher operating income is mainly due to the higher sales volume as described above. The decrease in the non-operating pension income, when comparing the second quarter of 2003 to 2002, reduced net earnings in 2003 by $0.10 per diluted share.

Martin Benante, Chairman and Chief Executive Officer of Curtiss-Wright commented, "As mentioned in April, we had an exceptional first quarter, partially due to the timing of earlier than anticipated shipments. This presented a special challenge for the second quarter and we are pleased to report higher sales and operating income for the second quarter and first half of 2003 over the same periods last year. We experienced good organic growth in some of our base businesses, as well as solid performances from our acquisitions. Curtiss-Wright experienced growth in 2002 and 2003 in markets where most companies have experienced major downturns, specifically the power generation, gas and oil processing and certain industrial markets. Curtiss-Wright also experienced growth in our naval, military aerospace, land based military and laser peening markets. Achieving this growth in the current sluggish economy reflects our customers' preference to purchase our highly engineered products and services.

The commercial aerospace market has been particularly challenging, but our increase in military aerospace sales has offset the commercial downturn for the most part. In addition, the projected increase in military procurement spending should provide opportunities for us in the future. Our position on many defense programs, which includes a mix of products for aerospace, land-based and naval platforms. This balanced blend of defense programs is expected to provide both short and long-term benefits to our shareholders.

Our diversification strategy is producing the balance that has allowed us to continue achieving profitable growth from our business segments during a weak economic cycle. Our recent acquisitions have achieved better than expected results while increasing our market penetration, particularly within the defense sector, and expanded our geographic reach and technological capabilities. We remain optimistic about the rest of the year, as we expect a ramp up in a number of defense programs as well as higher sales from new products and services."

                               Segment Performance
                               -------------------

Flow Control - Second quarter 2003 sales for this segment were $85.6 million, up 146% over the comparable period last year. The higher sales reflect the acquisitions of the Electro-Mechanical Division of Westinghouse Government Services Company ("EMD") and TAPCO International, Inc. ("Tapco") in the fourth quarter of 2002. In addition to the benefits from these acquisitions, this segment experienced sales growth of 4% in base businesses, which was driven by stronger sales of products for non-nuclear naval markets, commercial power generation markets, and higher international valve sales. Sales of this business segment also benefited from favorable foreign currency translation of $0.6 million.

Overall, operating income for this segment increased 89% for the second quarter of 2003 compared to the comparable prior year period. The improvement was due to the benefit of the EMD and Tapco acquisitions, which had strong results for the second quarter of 2003. Operating income of our base businesses declined 19% from the prior year, driven mainly by unfavorable sales mix and slightly higher research and development costs for new product development. However, operating income for the first six months of our base businesses increased 7% as compared to the prior year period.

Motion Control - Sales of $61.0 million for the second quarter of 2003 increased 2% over last year due principally to the acquisition of Collins Technologies in February 2003. The base business experienced lower sales due to the reduction in commercial aircraft production by Boeing, lower sales associated with the overhaul and repair services provided to the global airline industry and a slight drop in the European ground defense business. These lower sales were partially offset by stronger domestic ground defense sales primarily related to the expedited deliveries of the Bradley fighting vehicles (hardware and spares) and an increase in sales of military aerospace products, primarily F-16 spares. Sales of this business segment also benefited from favorable foreign currency translation of $2.2 million.

Operating income for the second quarter of 2003 was down compared to last year, which was driven by lower sales volume as mentioned above, unfavorable sales mix, higher than planned research development costs, and the timing of certain trade show expenses. However, we are expecting improvement in the operating margins for this segment in the second half of the year, primarily driven by a ramp up in certain existing military programs as well as the commencement of several new programs.

Metal Treatment - Sales for the second quarter of 2003 of $36.3 million were 33% higher than the comparable period last year. The improvement was mainly due to the contributions from the 2002 and 2003 acquisitions and higher sales of shot peening services, particularly in the aerospace and automotive industries. Higher European shot-peening sales were mainly the result of favorable foreign currency translation, which positively impacted sales by $1.4 million. In addition, higher sales from our new laser-peening technology also contributed to the higher sales for the quarter.

Operating income increased 41% for the second quarter of 2003 as compared to the second quarter of 2002. Higher sales volumes, favorable sales mix, cost reduction programs, and favorable foreign currency translation all contributed to the higher operating margins for the second quarter and first six months of 2003. A major customer bankruptcy and new facility start-up expenses partially offset the above gains.

Mr. Benante concluded, "We are confident in our ability to continue to build on our solid business foundation and generate long-term shareholder value by continuing to increase sales and earnings. Our diversification strategy and ongoing emphasis on technology will continue to generate growth opportunities in each of our three business segments. Although 2003 is likely to continue to present a challenging business environment, the first half results illustrate our ability to increase shareholder value by executing our strategies and achieving our financial targets as we had indicated we would at the end of 2002. We look forward to the second half of this year, where we expect to see continued benefits of our strategic diversification and acquisition programs. We look forward to reporting to our investors on our continued progress."

                                   **********

The Company will hold a conference call to discuss the second quarter 2003 results at 10:00 am Thursday, July 31st, 2003. A live webcast of the call can be heard on the Internet by visiting the company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

                               (Tables to Follow)

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands except per share data)
                                   (Unaudited)

                                                Three Months Ended                Six Months Ended
                                                     June 30,                          June 30,
                                               2003             2002             2003             2002
                                            --------         --------         --------         --------
Net sales                                   $182,857         $121,777         $362,790         $219,564
Cost of sales                                126,175           78,078          247,076          139,710
                                            --------         --------         --------         --------
Gross profit                                  56,682           43,699          115,714           79,854

Research & development expenses                5,772            2,714           11,077            4,025
Selling expenses                              10,307            7,144           19,275           12,886
General and administrative expenses           23,166           18,718           44,580           34,704
Environmental expenses, net                        -               45                -              247
                                            --------         --------         --------         --------

Operating income                              17,437           15,078           40,782           27,992

Investment income, net                             -              380               15              511
Pension income, net                              528            2,254            1,053            4,508
Other income, net                                515               68              258                9
Interest expense                                (942)            (466)          (1,793)            (659)
                                            --------         --------         --------         --------

Earnings before income taxes                  17,538           17,314           40,315           32,361
Provision for income taxes                     6,665            6,498           15,320           12,229
                                            --------         --------         --------         --------

Net earnings                                $ 10,873         $ 10,816         $ 24,995         $ 20,132
                                            ========         ========         ========         ========

Basic earnings per share                    $   1.06         $   1.06         $   2.43         $   1.98
                                            ========         ========         ========         ========

Diluted earnings per share                  $   1.04         $   1.03         $   2.40         $   1.93
                                            ========         ========         ========         ========

Dividends per share                         $   0.15         $   0.15         $   0.30         $   0.30
                                            ========         ========         ========         ========

Weighted average shares outstanding:
   Basic                                      10,301           10,203           10,292           10,163
   Diluted                                    10,431           10,511           10,417           10,421


Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                                                                     Change
                                                       June 30,        December 31,        -------------------------
                                                         2003              2002               $                  %
                                                       --------          --------          -------              ---
Assets
Current Assets:
  Cash and cash equivalents                            $ 48,155          $ 47,717          $   438              0.9%
  Receivables, net                                      142,187           142,600             (413)            -0.3%
  Inventories, net                                       91,346            80,524           10,822             13.4%
  Deferred income taxes                                  21,511            21,840             (329)            -1.5%
  Other current assets                                    6,495             9,005           (2,510)           -27.9%
                                                       --------          --------          -------
    Total current assets                                309,694           301,686            8,008              2.7%
                                                       --------          --------          -------
Property, plant and equipment, at cost                  379,403           354,990           24,413              6.9%
  Less: accumulated depreciation                        148,964           135,941           13,023              9.6%
                                                       --------          --------          -------
Property, plant and equipment, net                      230,439           219,049           11,390              5.2%
Prepaid pension costs                                    77,122            76,072            1,050              1.4%
Goodwill, net                                           211,917           181,101           30,816             17.0%
Other intangible assets, net                             19,185            21,982           (2,797)           -12.7%
Other assets                                             12,638            13,034             (396)            -3.0%
                                                       --------          --------          -------

  Total Assets                                         $860,995          $812,924          $48,071              5.9%
                                                       ========          ========          =======

Liabilities
Current Liabilities:
  Short-term debt                                      $ 32,887          $ 32,837          $    50              0.2%
  Accounts payable                                       40,900            41,344             (444)            -1.1%
  Accrued expenses                                       33,064            32,446              618              1.9%
  Income taxes payable                                    4,369             4,528             (159)            -3.5%
  Other current liabilities                              47,380            53,294           (5,914)           -11.1%
                                                       --------          --------          -------
    Total current liabilities                           158,600           164,449           (5,849)            -3.6%
Long-term debt                                          142,055           119,041           23,014             19.3%
Deferred income taxes                                     5,425             6,605           (1,180)           -17.9%
Accrued pension & postretirement benefit costs           77,981            77,438              543              0.7%
Long-term portion of environmental reserves              21,996            22,585             (589)            -2.6%
Other liabilities                                        14,089            11,578            2,511             21.7%
                                                       --------          --------          -------
  Total Liabilities                                     420,146           401,696           18,450              4.6%
                                                       --------          --------          -------

Stockholders' Equity
Common stock, $1 par value                               10,618            10,618                -               N/A
Class B common stock, $1 par value                        4,382             4,382                -               N/A
Capital surplus                                          52,353            52,200              153              0.3%
Retained earnings                                       530,202           508,298           21,904              4.3%
Unearned portion of restricted stock                        (50)              (60)              10             16.7%
Accumulated other comprehensive income                   12,483             6,482            6,001             92.6%
                                                       --------          --------          -------
                                                        609,988           581,920           28,068              4.8%
Less:  Common treasury stock, at cost                   169,139           170,692           (1,553)            -0.9%
                                                       --------          --------          -------
Total Stockholders' Equity                              440,849           411,228           29,621              7.2%
                                                       --------          --------          -------

Total Liabilities and Stockholders' Equity             $860,995          $812,924          $48,071              5.9%
                                                       ========          ========          =======

Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (In thousands)

                                           Three Months Ended                                Six Months Ended
                                                June 30,                                         June 30,
                              -------------------------------------------       -------------------------------------------
                                                                      %                                                 %
                                 2003              2002            Change         2003              2002             Change
                              --------          --------           ------       --------          --------           ------
                Sales:
                ------
          Flow Control        $ 85,617          $ 34,752            146.4%      $178,958          $ 64,870           175.9%
        Motion Control          60,984            59,771              2.0%       118,024           102,023            15.7%
       Metal Treatment          36,256            27,254             33.0%        65,808            52,671            24.9%
                              --------          --------                        --------          --------

        Total Segments        $182,857          $121,777             50.2%      $362,790          $219,564            65.2%
                              ========          ========                        ========          ========

     Operating Income:
     -----------------
          Flow Control        $  8,748          $  4,634             88.8%      $ 23,066          $  8,290           178.2%
        Motion Control           4,107             7,332            -44.0%         9,197            14,114           -34.8%
       Metal Treatment           5,030             3,576             40.7%         8,781             6,336            38.6%
                              --------          --------                        --------          --------
        Total Segments          17,885            15,542             15.1%        41,044            28,740            42.8%
     Corporate & Other            (448)             (464)             3.4%          (262)             (748)           65.0%
                              --------          --------                        --------          --------

Total Operating Income        $ 17,437          $ 15,078             15.6%      $ 40,782          $ 27,992            45.7%
                              ========          ========                        ========          ========

    Operating Margins:
    ------------------
          Flow Control           10.2%             13.3%                           12.9%             12.8%
        Motion Control            6.7%             12.3%                            7.8%             13.8%
       Metal Treatment           13.9%             13.1%                           13.3%             12.0%

  Total Curtiss-Wright            9.5%             12.4%                           11.2%             12.7%
                                  ===              ====                            ====              ====

--------------------------------------------------------------------------------

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and additionally is a provider of metal treatment services. The firm employs approximately 4,300 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

About the Centennial Celebration of Flight

On December 17, 1903, amid the sand dunes of Kitty Hawk, North Carolina, man's quest for powered flight became a reality when a small fabric and wood craft know as the Wright Flyer ushered in the aviation age. The team behind this legendary event, Orville and Wilbur Wright, along with aircraft designer Glenn Curtiss, gave birth to a new industry and founded Curtiss-Wright Corporation, today a multinational provider of metal treatment, motion control and flow control systems for the aerospace and defense industries. For more information about the Centennial Celebration of Flight, visit www.curtisswright.com/centennial.asp.

                                       ###

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtiss-wright.com and www.portfoliopr.com.

Contact: Glenn Tynan                                 Paul Holm & Matthew Karsh
         (973) 597-4700                              (212) 736-9224
         gtynan@cwcorp.curtisswright.com             pholm@portfoliopr.com mkarsh@portfoliopr.com
         -------------------------------             --------------------------------------------